Exhibit 10.24

Broker Agreement

THIS Agreement is made and entered into as of 9/15/2023, (the “Effective Date”) by and between Palmetto Gourmet Foods, Inc., with its main business office at 4160 Columbia Highway, Saluda, SC 29138, herein referred to as the CLIENT, and Advantage Waypoint LLC d/b/a Waypoint, a Delaware limited liability company, with its business office at [*****] herein referred to as BROKER.

WHEREAS, CLIENT is a manufacturer and seller, among other things of certain merchandise or products as listed in Exhibit 1 to this Agreement, (the “Products”) and desires to secure the services of BROKER in the territory hereinafter described, to negotiate the sales of said Products in CLIENT’S name and for CLIENT’S account; and

WHEREAS, BROKER is desirous of securing the exclusive right to negotiate sales of said CLIENT’S Products in said territory.

NOW THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, CLIENT and BROKER agree to the following:

1.	TERRITORY.

CLIENT hereby appoints BROKER, and BROKER hereby agrees to act for CLIENT, as its sole and exclusive representative for negotiations of sales of the Products to customers (“Customers”), within the geographical territory as described in Exhibit 2 to this Agreement specifically to the classes of customers listed in Exhibit 2 (the “Territory”), all subject to the terms, provisions and conditions hereof.

2.	SALES NEGOTIATIONS.

All sales negotiations by BROKER for the account of CLIENT shall be conducted in accordance with such prices, terms and conditions as specified in writing by CLIENT.

3.	RELATIONSHIP OF PARTIES.

BROKER and its employees are not employees of CLIENT for any purpose. BROKER is an independent contractor and nothing contained herein shall constitute employment, agency, joint venture or partnership relationship between the parties. Neither party shall act or represent itself, directly or by implication, as an agent, of the other or in any manner assume or create any obligation on behalf of, or in the name of the other. BROKER has sole control over the manner and means of performing the duties required under this Agreement, including but not limited to, hiring and managing its own employees. CLIENT does not have the right to require BROKER to do anything that may jeopardize the relationship of independent contractor between CLIENT and BROKER. Neither party has the power or authority to bind the other to any contract, obligation, express or implied, except as necessary to carry out the purposes of this Agreement or as directed by CLIENT.

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

THE CLIENT AGREES AS FOLLOWS:

4.	EXCLUSIVE REPRESENTATION.

BROKER shall be the sole and exclusive representative of CLIENT for negotiating sales of the Products herein specified in the described Territory, and CLIENT will either (a) make no sales of said Products in such Territory other than those negotiated by BROKER, or (b) in the case of sales made by CLIENT in such Territory other than those negotiated by BROKER, or on sales made otherwise for shipment of CLIENT’S Products into the said Territory for resale, CLIENT will pay BROKER a commission or brokerage on the Products so sold at the rate specified in Section 5. Further, CLIENT agrees not to enter into any contract with any other sales representative in the Territory specified herein during the term of this Agreement.

5.	COMPENSATION.

CLIENT agrees to pay BROKER without deduction or offset, a commission or brokerage of [*****] percent on each and every sale, as provided herein. The percentage rate of commission, or brokerage, to be computed on the price of the Products sold before discounts and allowances are figured, said brokerage payment to be made promptly within [*****] days after the end of the month in which the sales are made. It is CLIENT’S sole responsibility to provide prompt commission payment to BROKER and BROKER is not responsible for invoicing CLIENT for amount(s) due and owing. A delinquency charge of [*****] percent per month (but not in excess of the lawful maximum) may be added on any amount of days in arrears. CLIENT will include a brokerage statement with each payment, which details all sales that are the subject of the commission payment, and BROKER retains the right to request any additional documentation pertaining thereto. Any other services shall be compensated as agreed upon by CLIENT and BROKER in writing in Attachment 1 to this Agreement. CLIENT shall make all payments owed pursuant to this Agreement whether by check or wire payable to “Waypoint”. Check payments are to be sent to [*****]. If paying via ACH payments, please send to [*****].

Internet Sales. If CLIENT receives payments from purchasers in the Territory by means of internet purchases, CLIENT will supply to BROKER a report by purchaser’s name of all internet sales into BROKER’S Territory on a monthly basis and pay the commissions thereon to Representative in accordance with the terms of this Agreement.

Reconciliation of Account. CLIENT will maintain an accounting of BROKER’s Commissions on an on-going basis. If Commissions have been credited to BROKER’s account for Products sold and subsequently returned to CLIENT for any reasons whatsoever, or in the event that any additional allowances, discounts, price deductions or other adjustments are granted by CLIENT with respect to any Order, the BROKER’s account will reflect such adjustment. If adjustments are made with respect to any Order for which Commissions have already been paid to BROKER, the amount of Commissions earned on such Products will be reconciled at the time of such adjustment and offset against BROKER’s unpaid Commissions for the next payment period.

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

Overpayment of commission, bonus or flat rate fee(s) to BROKER in error, is subject to repayment no more than [*****] Calendar Days of the date of overpayment. Notice of such overpayment must be made by CLIENT to BROKER along with supporting documentation. BROKER shall have [*****] days from the receipt of written notice of overpayment in order to verify overpayment and return the amount overpaid to CLIENT. If BROKER deems that no overpayment was made by CLIENT, parties will resolve dispute by virtue of binding arbitration. Costs of arbitration shall be shared between the parties. Notwithstanding any other provisions in the Agreement, interest shall not accrue or become payable in respect to sums added to an invoice in error. The Parties acknowledge that invoices cannot be warranted as being free from errors.

6.	ELIGIBLE BUYERS.

CLIENT shall permit BROKER, consistent with the terms of this Agreement, to negotiate sales to any and all prospective buyers of the Products throughout the entire Territory.

7.	SHIPMENTS.

CLIENT shall ship the Products sold as agreed to between CLIENT and Customer. BROKER shall provide CLIENT reasonable notice with respect to the Customer’s preferred required shipments. CLIENT accepts full responsibility evaluating each Customer’s credit worthiness and for granting credit to buyers where appropriate.

THE BROKER AGREES AS FOLLOWS:

8.	CLIENT’S INSTRUCTIONS.

BROKER shall carry out CLIENT’S instructions with respect to the sale of the Products specified herein.

9.	REPORTING PURCHASE ORDERS AND NEGOTIATIONS.

BROKER shall promptly report all negotiations and purchase orders of specified Products for confirmation or approval by CLIENT, and in negotiating sales to prospective buyers within the Territory, report negotiations to CLIENT.

10.	CREDIT / CREDIT TERMS.

The final determination as to credit and credit terms shall be made only by CLIENT.

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

11.	CONTACT PROSPECTIVE BUYERS.

BROKER shall devote commercially reasonable time, skill, diligence and resources as reasonably necessary to fulfill its obligations hereunder and shall use commercially reasonable efforts to actively promote the sale of the Products and to provide to CLIENT relevant support services in the Territory, as agreed to by the parties. BROKER agrees to:

a.	establish and maintain a properly trained and staffed sales force adequate to cover the Territory in its entirety for the sale of the Products;

b.	regularly make personal calls upon the Customers to communicate the terms of and execute the promotional programs run by CLIENT from time to time, execute trade promotion activities, manage and reconcile trade funds. Consummate sales, assist with forecasting volume demands, communicate and execute promotional activities, and monitor the turnover of the Products;

c.	submit to CLIENT all Orders and all inquiries with respect to the Products no later than two (2) business days from the time such Orders or inquiries are received by BROKER;

d.	keep CLIENT informed of and describing and detailing at a minimum the following: (i) merchandising, advertising and other promotional programs, pricing and, to the best of Broker’s knowledge, the sales activities of CLIENT’s competitors; (ii) Customers’ use of marketing funds made available to them under any promotional programs; and (iii) any material change in BROKER’s management, ownership or personnel in charge of any Customer account;

e.	execute and maintain complete and separate written records of material documentation relating to advertising and/or trade allowances, deduction clearances and merchandising programs for a minimum of two (2) years;

f.	assist CLIENT, upon written request and at CLIENT’s sole cost, in reasonably assisting collecting any amounts owed to CLIENT by any Customer;

g.	make no warranty or representation with respect to the Products or offer any quotation or price discount or any promotional consideration to any Customer other than that expressly authorized by CLIENT.

12.	COMPLIANCE WITH LAWS.

In performing this Agreement, both parties agrees to: (a) comply with all applicable local, state, provincial and federal in the geographical Territory. Without limiting the generality of the foregoing, both parties agrees to (a) comply with all applicable anti-bribery and anticorruption laws and regulations, including the United States Foreign Practices Act, (b) not offer any bribe or other facilitation payment to any public official or other person; (c) not do anything that may cause the other party to inadvertently breach any competition, anti-bribery or anti-corruption law. The breaching party must promptly notify the non-breaching party in writing of any actual or potential breach of this clause.

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

13.	USE OF TRADEMARKS.

BROKER acknowledges that the trademarks, service marks, trade names and logos owned and used by CLIENT in its advertising and marketing materials, on its website or otherwise (the “Marks”) are the exclusive property of CLIENT or its affiliated entities. BROKER shall not acquire any right or interest whatsoever, as a result of this Agreement, in any Marks or other intellectual property rights of CLIENT or its affiliated entities and shall have the right to use the Marks solely for the purpose of marketing the Products pursuant to this Agreement. BROKER shall not use CLIENT or its affiliated entities’ name(s) in either its own corporate name or any fictitious business name. All use of the Marks by BROKER without prior consent from the CLIENT hereunder shall inure to the benefit of CLIENT or its affiliated entities, as the case may be.

DURATION OF AGREEMENT/TERMINATION: 14. TERM / TERMINATION

Term. This Agreement shall commence on the Effective Date specified above and shall continue for an indefinite term until terminated by either party as provided in this Section.

Termination Without Cause.

A.	Subject to the payment and obligation of the Termination Fee set forth below, this Agreement shall terminate “without cause” upon either party providing the other with sixty (60) days’ prior written notice of the desire to terminate the Agreement, in which case the Agreement shall terminate upon the expiration of said sixty (60) day period. Upon receipt of notice of termination by either party, BROKER shall continue to perform its responsibilities as identified herein, from the date of notice up to the date of termination (the “Notice Period”).

B.	Upon any such termination without cause, CLIENT shall pay commissions earned during the Notice Period for the services provided by BROKER, in accordance with Section 5 of this Agreement.

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

Termination for Cause.

A.	CLIENT shall have the right to terminate this Agreement upon ten (10) days’ prior notice with cause, upon the occurrence of any of the following:

1.	BROKER commits any material breach under this Agreement and fails to cure such breach within ten (10) business days after receiving notice of such breach from CLIENT.

2.	BROKER becomes insolvent, ceases to function as a going concern or to conduct its operations in the normal course of business, files or has filed against it a petition in bankruptcy, makes an assignment for the benefit of creditors or a proposal under the United States Bankruptcy Courts, has a receiver or trustee appointed for the benefit of creditors, or has a receiver or trustee appointed for any material part of its properties.

B.	BROKER shall have the right to terminate this Agreement upon ten (10) days prior notice with cause, upon the occurrence of any of the following:

1.	CLIENT commits any material breach under this Agreement and fails to cure such breach within ten (10) business days after receiving notice of such breach from BROKER.

2.	CLIENT becomes insolvent, ceases to function as a going concern or to conduct its operations in the normal course of business, files or has filed against it, a petition in bankruptcy, makes an assignment for the benefit of creditors or a proposal under the United States Bankruptcy Courts, has a receiver or trustee appointed for the benefit of creditors, or has a receiver or trustee appointed for any material part of its properties.

3.	The level of CLIENT’S net sales decrease by ten (10) percent based

4.	on CLIENT’S loss of market share due to reduced brand supports.

5.	CLIENT acquires a new business or business line in conflict with existing client(s) of BROKER, which conflict(s) cannot be resolved by the parties in good faith with thirty (30) days of notice of a potential conflict.

Any termination of this Agreement shall not release CLIENT from the obligation to pay any amount that may then be owing to BROKER. In the event of termination of this Agreement, all obligations owed by CLIENT to BROKER shall become immediately due and payable on the effective date of termination, whether otherwise due or not, without notice of any kind. In the event BROKER is required to commence a collection action to recover undisputed monies owed to it pursuant to this Agreement, BROKER shall be entitled to reasonable attorneys’ fees and legal expenses incurred by it in connection therewith.

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

In the event of termination of this Agreement, BROKER shall be relieved from any obligation to provide further services hereunder. The continuing provision of services to CLIENT, or any other act after termination of this Agreement, shall not be construed as a renewal of this Agreement for any further term or as a waiver of such termination.

OTHER TERMS AND CONDITIONS:

14.	EXCLUSIVITY BY BROKER IN THE TERRITORY; COMPETING BRANDS.

BROKER represents [*****] (i.e. vending machines and similar manners of distribution). Broker will notify Client before entering into any new contract to represent the products of another manufacturer that directly conflict with Client’s Products in the assigned Territory. Upon such notification, both parties shall make commercially reasonable efforts to reach an agreement on a method for Broker to represent the products involved, and Broker agrees it will not compromise Client performance standards. The foregoing obligation shall not apply to (i) any of Broker’s parent or affiliate companies, (ii) any representations existing prior to the effective date of this Agreement; or (iii) to any internal product innovations or acquisitions by any of Broker’s clients occurring after the effective date of this Agreement (provided, that Broker will inform Client of such product innovation or acquisition as soon as commercially practicable, taking into account Broker’s confidentiality obligations to such other client(s)).

15.	CONFIDENTIALITY.

Each of the parties and their Representatives agree to safeguard and keep in strict confidence and trust, and not at any time divulge to any third party, or use except in pursuance of this Agreement, any confidential information that is disclosed to them or by its very nature would be considered confidential, including, without limitation, know-how, trade secrets, inventions and product designs, future, proposed or unannounced products, contracts, client lists, employee/contractor lists, financial and pricing information, sales and marketing plans and business information. Confidential information shall not include any information that: (i) is available in the public domain, not as a result of the violation of any undertakings herein, (ii) is available to either party on a non-confidential basis prior to disclosure of it to the other party, (iii) hereafter becomes available from a third party, provided that such source in so acting is not to either party’s knowledge violating any duty or agreement of confidentiality, (iv) is independently developed by a party, or (v) is required to be disclosed by operation of law. The obligations of this provision shall survive for a period of two (2) years following the expiration or earlier termination of this Agreement, except that with respect to confidential information that qualifies as trade secret information under applicable laws, the obligations shall continue for as long as such trade secret information qualifies as such.

In accordance with the above, BROKER acknowledges that: (a) the CLIENT’S Confidential Information may contain material non-public information concerning the business of the CLIENT; (b) BROKER is aware of the restrictions imposed by Canadian and U.S. federal, state and provincial securities laws, and the rules and regulations thereunder, on persons in possession of material non-public information; and (c) BROKER will not (and will instruct its representatives to not), directly or indirectly, use or allow any other person to use, any CLIENT Confidential Information that, if disclosed, would constitute material non-public information relating to the CLIENT in contravention of any such laws, rules or regulations.

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

16.	INDEMNITY.

Each party shall hold harmless and indemnify the other party, its directors, officers, employees, agents and other representatives (collectively “Representatives”), from and against any and all claims, demands, actions, proceedings and costs (including reasonable attorney’s fees) (“Losses”) in any way resulting from and/or arising out its negligence or willful misconduct. Furthermore, CLIENT shall hold harmless and indemnify BROKER and its Representatives from and against any and all Losses in any way resulting from and/or arising out of products, point of sale materials and/or other product related materials and/or goods supplied in connection with this Agreement, including but not limited to, any defect in merchandise, or the purpose or use of any product manufactured, produced, or distributed by CLIENT. Nothing in this Section relieves either party from liability for its own act, omission or negligence.

Upon the assertion of any claim or the commencement of any suit or proceeding against an indemnitee by any third party, the indemnitee shall promptly notify the indemnitor of the existence of such claim and shall give the indemnitor a reasonable opportunity to defend and/or settle the claim at its own expense and with counsel of its own selection.

17.	INSURANCE.

CLIENT shall, at its own expense, obtain and maintain throughout the term of this Agreement and for [*****] years following expiration or earlier termination of this Agreement, Commercial General Liability insurance on an occurrence coverage form, including but not limited to coverage for Products Liability and Personal & Advertising Injury providing protection in the amount of [*****] per occurrence and annual aggregate against any claims, suits, losses or damages arising as a result of this Agreement. The aforementioned insurance limits shall be referenced on an ACORD form certificate of insurance or its equivalent.

CLIENT’S Commercial General Liability and Products Liability must (1) be endorsed to specifically name BROKER as an additional insured; (2) clearly identify that each is Primary and Non-Contributory with any coverage maintained by BROKER; (3) provide that the policy cannot be changed, modified or canceled without thirty (30) days prior written notice to BROKER (any language to the contrary on any ACORD form certificate or its equivalent shall be of no force or effect), and (4) include Severability of Interests (no Cross-Suits exclusions), Contractual Liability Coverage and Defense Outside the Limits of Liability.

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

18.	LIMITATION OF LIABILITY.

IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY INCIDENTAL, INDIRECT, CONSEQUENTIAL OR SPECIAL DAMAGES INCURRED BY THE OTHER PARTY, WHETHER IN AN ACTION IN CONTRACT OR TORT OR UNDER ANY OTHER THEORY OF LIABILITY, INCLUDING NEGLIGENCE CLAIMS, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF DAMAGES. IN NO EVENT SHALL EITHER PARTY’S AGGREGATE LIABILITY FOR DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER IN CONTRACT, TORT OR UNDER ANY OTHER THEORY OF LIABILITY, INCLUDING NEGLIGENCE CLAIMS, EXCEED THE AMOUNT PAID BY CLIENT HEREUNDER IN THE TWELVE (12) MONTHS IMMEDIATELY PRECEDING THE CLAIM. NOTWITHSTANDING THE FOREGOING, THE LIMITATIONS SET FORTH IN THIS SECTION SHALL NOT APPLY TO (A) AMOUNTS PAYABLE BY A PARTY TO A THIRD-PARTY IN CONNECTION WITH SUCH PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 17 (INDEMNITY), (B) CLAIMS ARISING UNDER SECTION 13, (USE OF TRADEMARKS) SECTION 16 (CONFIDENTIALITY), OR (C) ANY LIABILITY UNDER ANY APPLICABLE LAW WHICH, UNDER SUCH LAW, CANNOT BE EXCLUDED OR LIMITED.

19.	ATTORNEY’S FEES AND LITIGATION COSTS.

The parties agree that the prevailing party in any dispute dealing with the terms of this Agreement, including but not limited to, the payment of any monies allegedly due under this Agreement, shall be entitled to attorneys’ fees and all other costs in addition to all other relief granted.

20.	NON-SOLICITATION.

In further consideration for the services to be provided by BROKER hereunder, CLIENT agrees that during the term of this Agreement and for [*****] months thereafter, it will not directly solicit for employment any person employed by BROKER or acting as a representative or independent contractor for BROKER. The parties agree that in the event there is a breach of this Section, damages would be difficult to estimate and thus the following is a reasonable estimate of such damages. If there is a breach of this non-solicitation provision and CLIENT employs any BROKER employee, representative or independent contractor, CLIENT shall pay a recruitment fee in the way of [*****] percent ([*****]%) of the individuals’ annualized compensation, including bonuses and commissions, to BROKER. Notwithstanding the foregoing, general solicitation such as through a newspaper, website or trade journal, and any hiring related thereto shall not be prohibited.

21.	GOVERNING LAW.

This Agreement shall be interpreted in accordance with the substantive laws of the State of New York, without regard to its conflict of laws rules. Each of the parties irrevocably submits to the non-exclusive jurisdiction of the courts of the State of New York.

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

22.	DISPUTE RESOLUTION.

a.	Negotiations. The parties agree that they will attempt in good faith to resolve any controversy, claim, dispute or question between them arising out of or relating to this Agreement, including the construction or application of this Agreement, promptly by negotiations between the parties. If a controversy or claim should arise, representatives of the parties will meet at least once and will attempt to resolve the matter. Either of these representatives may request the other to meet within fourteen (14) days at a mutually agreed time and place.

b.	Waiver of Jury Trial. To the fullest extent permitted by applicable law, the parties hereby irrevocably and expressly waive all right to a trial by jury in any action, proceeding, or claim arising out of or relating to (i) this Agreement or (ii) the actions or omission of either party in negotiating, performing or enforcing this Agreement. If the foregoing waiver is unenforceable, the parties agree that any such action, proceeding or claim shall be heard by a referee appointed by the court in New York and that the fees and expenses of such referee shall be paid equally by CLIENT and BROKER.

23.	ASSIGNMENT.

This Agreement shall be binding upon and insure to the benefit of the parties hereto and their respective successors in interest, if any, and assigns, if any, provided however, this Agreement shall not be assigned or transferred by any party without the non-assigning party’s written consent. Notwithstanding the foregoing, either party may assign this Agreement to an affiliated entity or pursuant to a merger, acquisition or other substantial change of control event.

24.	FORCE MAJEURE.

Either party shall not be deemed in breach hereof on account of any delay in performance of any obligation under this Agreement caused in whole or in party by, or otherwise materially related to, the occurrence of a force majeure event, including but not limited to: war of hostility; failure or delay in land, water or air transportation; act of any government or agency, subdivision or branch thereof; or fire, explosion, flood, storm, or other acts of God. Either party shall promptly and timely notify the other of the existence of any force majeure event, the expected delays, and the estimated effect upon its performance hereunder.

25.	PUBLIC RELATIONS.

The parties shall reasonably cooperate with each other on marketing initiatives including but not limited to press releases, quotes and testimonials; provided, however, that a party shall have final approval on any materials that mention its name or include company-specific information.

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

26.	AMBIGUITIES.

Each party has participated fully in the review and revision of this Agreement and has been given the full opportunity to consult with counsel of their choice. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply interpreting this Agreement.

27.	NOTICE.

All notices and other communications between the parties which must or may be given pursuant to this Agreement will be deemed to have been sufficiently given when delivered by personal service or sent by recognized overnight courier service or written telecommunication to the addressee party at the following addresses:

If to Client, to:	Attention: Reza Soltanzadeh, President
Palmetto Gourmet Foods, Inc.
4160 Columbia Highway
Saluda, SC 29138

With a copy to:	Legal Department

If to Broker, to:	Attention: Legal Dept.
Advantage Waypoint LLC d/b/a Waypoint
[*****]
[*****]

With a copy to:	Contract Department
Waypoint
[*****]
[*****]

28.	ENTIRE AGREEMENT.

This Agreement and the Exhibits and Attachments attached hereto constitute the entire Agreement between the parties and pertaining to the subject matter hereof and supersedes and replaces any and all prior agreements. This Agreement may not be amended except in writing executed by authorized representatives of both parties.

29.	SURVIVAL.

Section 5 of the Agreement will survive the termination of this Agreement until all compensation obligations have been satisfied in full. Sections 13 through 30, inclusive, will survive the termination of this Agreement for an indefinite period unless an earlier period is specified in the applicable Section.

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

30.	SEVERABILITY.

In the event that any provision of this Agreement shall be illegal or otherwise unenforceable, such provision may be severed, and the balance of the Agreement shall continue in full force and effect.

31.	ELECTRONIC SIGNATURE.

Each person executing this Agreement certifies that (i) he/she has the authority to execute this Agreement on behalf of his/her respective company and (ii) no further corporate action, authorization or approval is required by any officer for him/her to legally bind his/her respective company to this Agreement. The parties agree that the use of an electronic signature (the “E-Signature”) to this Agreement is the legal equivalent of a manual signature and constitutes an acceptance of the validity of this Agreement as if actually signed in writing and is a consent to be legally bound by the terms and conditions of this of this Agreement. Each party also agrees that no certification authority or other third-party verification is necessary to validate the E-Signature and that lack of such certification or third-party verification will not in any way affect the enforceability of the E-Signature.

[SIGNATURE PAGE TO FOLLOW]

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

EXHIBITS AND ATTACHMENTS:

Exhibit 1 - Products

Exhibit 2 - Territory/ Classes of Trade

Attachment 1 - Other Services / Compensation

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

EXHIBIT 1

Products

[*****]

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

A-1

EXHIBIT 2

Territory/ Classes of Trade

Classes of Trade include the following territories: :

[*****]

[*****].

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

B-1

ATTACHMENT 1

Other Services/ Compensation

[*****]

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

Attachment-1